Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-1 to the reference of our firm under the caption "Experts" which appears in the Registration Statement (Form S-1 No. 333-47984) and related Prospectus of CoreComm Limited and to the incorporation by reference of our reports on the financial statements of CoreComm Limited dated March 12, 2001 except for Note 1 as to which the date is April 11, 2001 and the financial statements of OCOM Corporation Telecoms Division dated February 26, 1999, included in CoreComm Limited's Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP

New York, New York
April 11, 2001